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                              LAQUINTA INNS, INC.
                                112 E. PECAN ST.
                                 P.O. BOX 2636
                           SAN ANTONIO, TX 78299-2636
                                 (210) 302-6000

                                January 25, 1994

To the Former Unitholders of La Quinta Motor Inns Limited Partnership:

    We are pleased to advise you that La Quinta Inns, Inc. (the "Parent") has completed its acquisition (the "Merger") of La Quinta Motor Inns Limited Partnership (the "Partnership"). The Merger, which became effective on January 25, 1994 (the "Effective Time") upon the filing of a Certificate of Merger with the Secretary of State of Delaware pursuant to Section 17-211 of the Delaware Revised Uniform Limited Partnership Act, is described in the Proxy Statement that was sent to you on December 22, 1993.

    The Merger was consummated pursuant to the Partnership Acquisition Agreement, dated as of October 27, 1993, by and among the Partnership, the Parent and three wholly-owned subsidiaries of the Parent, and was approved and adopted by the Partnership's unitholders at a special meeting held on January 25, 1994. In the Merger, (i) at the Effective Time a wholly-owned subsidiary of the Parent was merged with and into the Partnership, with the Partnership as the surviving entity, (ii) each unit of limited partnership interest of the Partnership outstanding immediately prior to the Effective Time (other than units held by the Parent or its subsidiaries) was converted into the right to receive $13.00 net in cash, without interest (the "Merger Consideration"), and
(iii) at the Effective Time each such unit was cancelled and ceased to be outstanding.

    As indicated in the enclosed Letter of Transmittal, The First National Bank of Boston has been designated the Exchange Agent in connection with the Merger. The Merger Consideration will be paid through the Exchange Agent promptly after proper completion and submission to the Exchange Agent of the enclosed Letter of Transmittal along with your certificates for depositary receipts formerly representing units of the Partnership. Please do not send your certificates or the Letter of Transmittal to the Partnership or to the Parent. The enclosed Letter of Transmittal (or a copy thereof) must accompany your certificates when they are sent to the Exchange Agent, as set forth in the enclosed Letter of Transmittal.

    We urge you to deliver your certificates to the Exchange Agent as soon as possible. Please follow the instructions in the enclosed Letter of Transmittal (front and back) and submit the completed Letter of Transmittal with your certificates to the Exchange Agent (mail or hand delivery). You will not receive your Merger Consideration until your certificates have been properly surrendered.

                                          Very truly yours,

                                          LA QUINTA INNS, INC.